Exhibit 99

General Cable Reports Second Quarter Results; Adjusted EPS of $0.74 within Management’s Range of Expectations

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 30, 2012--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the second quarter ended June 29, 2012. Non-GAAP adjusted earnings per share of $0.74 and adjusted operating income of $78.7 million were within management’s range of expectations as global volume measured in metal pounds sold for the second quarter increased 2% sequentially and 5% year over year. Diluted earnings per share and reported operating income for the second quarter of 2012 were $0.43 and $72.6 million, respectively. A reconciliation of Non-GAAP earnings per share to GAAP earnings per share and adjusted operating income to reported operating income are included on page 4 of this release.

Highlights

  Adjusted earnings per share of $0.74 within management’s guidance of $0.65 to $0.75 and up 54% sequentially
  Adjusted operating income of $78.7 million within management’s guidance range and up 47% sequentially
  Global volume as measured in metal pounds in the first half of 2012 increased 4% as compared to the first half of 2011 and 5% as compared to the second half of 2011
  Signed definitive agreement to acquire Alcan Cable, the wire and cable business of Rio Tinto plc for $185 million in cash
  Signed definitive agreement to acquire a majority interest (60%) in Procables S.A. for total consideration of $45 million

Second Quarter Results

Net sales for the second quarter of 2012 were $1,478.1 million, an increase of $66.6 million, or 5%, compared to the second quarter of 2011 on a metal-adjusted basis. Volume based on metal pounds sold increased 5% in the second quarter of 2012 compared to 2011 principally due to the ongoing strength in global aerial transmission product shipments. Sequentially, volume based on metal pounds sold increased 2% principally due to demand in France and the Mediterranean as well as stable demand in most ROW and North American businesses as compared to the first quarter.

Adjusted operating income in the second quarter of 2012 increased to $78.7 million or 47% compared to $53.4 million in the first quarter of 2012. Despite the second quarter average copper and aluminum price declining 6% and 7%, respectively, from the first quarter average price, adjusted operating income for the second quarter of 2012 improved sequentially in all three segments. The sequential improvement in operating income principally reflects improved performance in the Company’s North American telephone and electric utility businesses; strong global aerial transmission project activity; improving domestic conditions in Thailand following the severe flooding in the fourth quarter of 2011; strong mining activity in Chile; and ongoing grid investment in France. On a metal adjusted basis, adjusted operating margin of 5.3% in the second quarter of 2012 was up 140 basis points as compared to the first quarter of 2012 and relatively flat as compared to the second quarter of 2011, which benefited from a rising rather than a declining metal price environment as well as better operating results in Spain.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Aided by normal seasonal trends, we experienced broad-based improvement in a number of our businesses resulting in each segment reporting sequentially better operating results. Despite the prevailing lower metal cost environment experienced during the second quarter, adjusted operating income in North America and ROW was generally in line with our expectations. In Europe, operating results improved despite the negative macro environment and intermittent delays on certain submarine and land based turnkey projects. These intermittent delays and shifting of project activity and milestones between quarters are typical as these projects are highly complex. Project activity for the full year remains on track. A principal source of strength during the second quarter was demand for medium voltage cables in France where reliability work on the grid continues. In Spain, operating results improved from the first quarter as we have expanded our served market well beyond Spain itself. We also continue to lower our breakeven in Spain by increasing our production flexibility and reducing our labor and other manufacturing costs. Overall, we are encouraged by our results over the first half of 2012 but recent global economic trends, a slowing U.S. economy and ongoing uncertainty in Europe remain a concern as second quarter global volume, in part due to declining metal prices, fell short of expectations across all geographies.”

In North America, volume as measured in metal pounds sold for the second quarter of 2012 increased 2% as compared to the second quarter of 2011 and was up 1% sequentially when compared to the first quarter of 2012. Excluding telephone and electric utility cables, volume increased 4% as compared to the second quarter of 2011 and was up 1% sequentially as demand for industrial and networking products improved marginally as compared to the first quarter. Demand for specialty cables, including those used in natural resource extraction applications, continued to be a source of stability. Volumes were below expectation across most business units as an industrial slowdown stalled demand for wire and cable products in the second quarter. In addition, the impact of the relatively mild winter and stronger wind farm activity may have pulled forward demand into the first quarter for electric utility distribution and other cables.

In ROW, volume as measured in metal pounds sold increased 7% in the second quarter of 2012 compared to the second quarter of 2011 and was up 1% sequentially when compared to the first quarter of 2012. Excluding metal pounds attributable to aerial transmission project shipments in Brazil, volume was flat year over year and decreased sequentially 2% as compared to the first quarter of 2012. Sequentially, stronger electrical infrastructure investment and construction activity in Latin America as well as the ongoing recovery of demand patterns in Thailand following the severe flooding experienced in the fourth quarter of 2011 were more than offset by rod mill customers and distributors postponing orders due to declining metal prices. Overall, volume was lower than expected as the Company experienced delays in aerial transmission projects in Brazil and high voltage projects for export from Thailand. More broadly, there was a general softening in order rates partly due to declining metal prices affecting the buying behavior of rod mill OEM customers and electrical distributors. The cables for the projects in Brazil and Thailand are expected to ship in the third quarter. Excluding metal pounds attributable to aerial transmission project shipments in Brazil, the Company continues to expect full year volume growth in ROW despite uneven quarterly demand patterns. Volume growth is expected to be driven by higher spending on electrical infrastructure investment as well as construction and mining activity in Central and South America. Growth in Thailand is expected as recovery efforts continue and investments in the grid advance.

In Europe and Mediterranean, volume as measured in metal pounds sold increased 6% in the second quarter of 2012 compared to the second quarter of 2011 and was up 4% sequentially when compared to the first quarter of 2012. Sequentially, the second quarter of 2012 principally reflects strong demand for medium voltage cables in France where reliability work on the grid continues as well as demand for aluminum based electric utility products in the Mediterranean as investments in the grid advanced during the quarter. The Company’s backlog was around $650 million for submarine and land-based turnkey cable projects at the end of the second quarter.

Other expense was $13.5 million in the second quarter of 2012 which primarily consists of $10.2 million of mark to market losses on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on the Company’s project business globally and $3.3 million of foreign currency transaction losses.

Liquidity

Net debt was $708.1 million at the end of the second quarter of 2012, an increase of $20.6 million from the end of the first quarter of 2012. The increase in net debt is principally due to the impact of funding $41.0 million of copper purchases made during the second quarter of 2012 in Venezuela as the Company received authorization to import copper that will be used in production over the second half of the year. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements resulting from higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities as well as its stock repurchase program.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2012 to preferred stockholders of record as of the close of business on July 31, 2012. The Company expects the quarterly dividend payment to be less than $0.1 million.

Third Quarter 2012 Outlook and Updated View Full Year 2012

The Company’s third quarter revenues are expected to be in the range of $1.43 to $1.48 billion assuming average metal prices for the 30-day period ending July 30 on flat to slightly lower volume sequentially. The Company expects adjusted operating income to be in the range of $65 to $75 million. Adjusted earnings per share are expected to be in the range of $0.60 to $0.70 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. “For the third quarter, stronger submarine and land based turnkey project activity, mining and construction activities in Central and South America, and ongoing rebuilding in Thailand are expected to be offset by normal seasonal patterns in North America and Europe and planned seasonal inventory quantity reductions globally,” Kenny continued.

Given the current economic uncertainty and metal cost volatility, the Company has lowered its expectations for adjusted operating income to $260 to $280 million for the full year 2012. The Company has also narrowed its unit volume guidance for 2012 lowering the range to an increase of 2-4% as compared to 2011. “Overall, the visibility in our businesses has become more limited due to the ongoing economic uncertainty in Europe and to some extent, China and the ongoing volatility of raw material cost inputs. In 2012, we expect a flat to gradual improvement in most markets as our businesses in the Americas, Africa, France, and Asia remain a source of relative stability, collectively. We are very focused on daily execution, working capital management, and continuous improvement. We also remain focused on closing and integrating recently announced acquisitions that will enhance our product offering in developed markets and geographic diversification in emerging markets. In the second quarter, we announced the signing of definitive purchase agreements to acquire Alcan Cable and a majority interest in Procables (Colombia). Together these companies would add about $750-$850 million in revenues at current metal prices on a full year basis. Both transactions are expected to close in the second half of 2012 subject to regulatory approval. Our full year view for 2012 does not include any impact from these pending acquisitions,” Kenny concluded. A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q3 2012 Outlook		Q3 2011 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
As reported, GAAP	$65 – 75	$0.50-$0.60	$63.4	$0.07
Non-cash convertible debt interest expense	-	0.10	-	0.10
Mark to market (gains)/losses on derivative instruments	-	-	-	0.16
Adjusted, Non-GAAP	$65 – 75	$0.60-$0.70	$63.4	$0.33

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss in this earnings release earnings per share for the second quarter of 2012 and 2011 and the first quarter of 2012 as adjusted for the impact of non-cash convertible debt interest expense, mark to market gains and losses on financial derivatives accounted for as economic hedges and a one-time pre-tax non-cash charge of $6.1 million for the termination of a legacy pension plan in the United Kingdom stemming from the 1999 acquisition of BICC. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business. These non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share as reported to adjusted non-GAAP operating income and earnings per share follows:

	2nd Quarter				1st Quarter
	2012		2011		2012
	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As Reported, GAAP	$72.6	$0.43	$79.8	$0.68	$53.4	$0.49
Non-cash convertible debt interest expense	-	0.10	-	0.09	-	0.10
Mark to market (gains)/losses on derivative instruments	-	0.13	-	-	-	(0.11)
One-time non-cash pension termination charge	6.1	0.08	-	-	-	-
Adjusted, Non-GAAP	$78.7	$0.74	$79.8	$0.77	$53.4	$0.48

General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, on July 31, 2012. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2011, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Net sales	$1,478.1	$1,532.2	$2,910.6	$2,979.8
Cost of sales	1,301.1	1,357.6	2,586.4	2,638.2
Gross profit	177.0	174.6	324.2	341.6

Selling, general and administrative expenses	104.4	94.8	198.2	188.7
Operating income	72.6	79.8	126.0	152.9
Other income (expense)	(13.5)	(3.9)	(6.7)	3.1
Interest income (expense):
Interest expense	(25.2)	(23.6)	(49.9)	(47.6)
Interest income	1.6	2.0	3.3	4.0
	(23.6)	(21.6)	(46.6)	(43.6)

Income before income taxes	35.5	54.3	72.7	112.4
Income tax provision	(12.0)	(17.2)	(22.9)	(36.6)
Equity in net earnings of affiliated companies	0.5	1.0	0.5	1.4
Net income including noncontrolling interests	24.0	38.1	50.3	77.2
Less: preferred stock dividends	0.1	0.1	0.2	0.2
Less: net income attributable to noncontrolling interest	2.1	0.5	3.4	1.3
Net income attributable to Company common shareholders	$21.8	$37.5	$46.7	$75.7
Comprehensive income (loss)	$(45.6)	$57.5	$30.8	$125.2
EPS
Earnings per common share - basic	$0.44	$0.72	$0.94	$1.45
Weighted average common shares - basic	49.8	52.2	49.8	52.2
Earnings per common share - assuming dilution	$0.43	$0.68	$0.92	$1.39
Weighted average common shares - assuming dilution	51.1	54.9	51.1	54.7

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Revenues (as reported)
North America	$548.0	$566.4	$1,089.2	$1,108.2
Europe and Mediterranean	444.8	469.2	859.9	892.3
Rest of World	485.3	496.6	961.5	979.3
Total	$1,478.1	$1,532.2	$2,910.6	$2,979.8

Revenues (metal adjusted)
North America	$548.0	$525.9	$1,089.2	$1,033.0
Europe and Mediterranean	444.8	436.4	859.9	829.5
Rest of World	485.3	449.2	961.5	888.1
Total	$1,478.1	$1,411.5	$2,910.6	$2,750.6

Metal Pounds Sold
North America	85.8	84.4	170.4	163.8
Europe and Mediterranean	76.1	71.6	149.2	145.3
Rest of World	102.7	96.1	204.6	196.0
Total	264.6	252.1	524.2	505.1

Operating Income
North America	$36.6	$41.3	$67.0	$76.8
Europe and Mediterranean	8.7	12.4	13.2	25.9
Rest of World	27.3	26.1	45.8	50.2
Total	$72.6	$79.8	$126.0	$152.9

Adjusted Operating Income (1)
North America	$38.7	$41.3	$69.1	$76.8
Europe and Mediterranean	10.7	12.4	15.2	25.9
Rest of World	29.3	26.1	47.8	50.2
Total	$78.7	$79.8	$132.1	$152.9

Return on Metal Adjusted Sales (2)
North America	7.1%	7.9%	6.3%	7.4%
Europe and Mediterranean	2.4%	2.8%	1.8%	3.1%
Rest of World	6.0%	5.8%	5.0%	5.7%
Total Company	5.3%	5.7%	4.5%	5.6%

Capital Expenditures
North America	$5.0	$5.3	$12.1	$9.5
Europe and Mediterranean	11.6	9.8	20.4	20.1
Rest of World	11.4	13.8	31.4	25.9
Total	$28.0	$28.9	$63.9	$55.5

Depreciation & Amortization
North America	$7.5	$8.1	$15.2	$16.6
Europe and Mediterranean	9.5	10.2	18.7	19.8
Rest of World	10.5	10.5	21.2	21.1
Total	$27.5	$28.8	$55.1	$57.5

Revenues by Major Product Lines
Electric Utility	$489.4	$468.7	$943.4	$896.2
Electrical Infrastructure	402.3	454.6	794.4	879.4
Construction	365.1	362.5	716.6	730.9
Communications	167.4	178.4	341.0	339.3
Rod Mill Products	53.9	68.0	115.2	134.0
Total	$1,478.1	$1,532.2	$2,910.6	$2,979.8

(1) Adjusted operating income in the first quarter excludes a one-time non-cash pre-tax charge of $6.1 million for the termination of a legacy pension plan in the United Kingdom which was allocated evenly across the Company’s three reporting segments

(2) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	June 29, 2012	December 31, 2011
Current Assets:	(unaudited)
Cash and cash equivalents	$438.8	$434.1
Receivables, net of allowances of $21.3 million at June 29, 2012 and $17.2 million at December 31, 2011	1,213.6	1,080.9
Inventories	1,259.6	1,228.7
Deferred income taxes	39.0	43.4
Prepaid expenses and other	105.2	100.0
Total current assets	3,056.2	2,887.1
Property, plant and equipment, net	1,012.2	1,028.6
Deferred income taxes	24.9	18.6
Goodwill	165.0	164.9
Intangible assets, net	179.5	181.6
Unconsolidated affiliated companies	19.0	18.6
Other non-current assets	55.7	71.0
Total assets	$4,512.5	$4,370.4
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$969.6	$946.5
Accrued liabilities	390.6	420.0
Current portion of long-term debt	228.7	156.3
Total current liabilities	1,588.9	1,522.8
Long-term debt	918.2	892.6
Deferred income taxes	210.7	200.0
Other liabilities	247.2	243.1
Total liabilities	2,965.0	2,858.5
Commitments and Contingencies
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
June 29, 2012 - 76,002 outstanding shares
December 31, 2011 - 76,002 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
June 29, 2012 - 49,770,887 (net of 8,689,031 treasury shares)
December 31, 2011 - 49,697,763 (net of 8,758,267 treasury shares)	0.6	0.6
Additional paid-in capital	672.4	666.7
Treasury stock	(135.2)	(136.5)
Retained earnings	1,005.8	959.1
Accumulated other comprehensive loss	(115.0)	(95.1)
Total Company shareholders' equity	1,432.4	1,398.6
Noncontrolling interest	115.1	113.3
Total equity	1,547.5	1,511.9
Total liabilities and equity	$4,512.5	$4,370.4

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684